Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

Ship Finance International Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda	October 6, 2016

Re:	Ship Finance International Limited

Ladies and Gentlemen:

We have acted as United States counsel to Ship Finance International Limited (the "Company") in connection with the Company's registration statement on Form F-3ASR (Registration No. 333-213782), including a base prospectus (the "Base Prospectus") of the Company dated September 26, 2016, a preliminary prospectus supplement thereto dated September 29, 2016 (together with the Base Prospectus, the "Preliminary Prospectus"), and final prospectus supplements filed with the Securities and Exchange Commission on September 30, 2016, October 3, 2016 and October 4, 2016 (together with the Base Prospectus, the "Prospectus"), with respect to the issuance and sale of the securities included therein (the "Registration Statement").
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Preliminary Prospectus and Prospectus; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors", which incorporate by reference certain tax-related risk factors included in our annual report for the year ended December 31, 2015 on Form 20-F, filed with the Commission on April 1, 2016, and "United States Federal Income Tax Consequences" therein, we hereby confirm that the opinions with respect to United States federal income tax considerations expressed in the Preliminary Prospectus and Prospectus under the following captions are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein:
(i)	"United States Federal Income Tax Considerations";
(ii)	"U.S. Taxation";
(iii)	"Risk Factors – You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution"; and
(iv)	"Risk Factors – There is a risk that U.S. tax authorities could treat us as a 'passive foreign investment company,' which would have adverse U.S. federal income tax consequences to U.S. shareholders."

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.
No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Registration Statement, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP